Exhibit 99.1

11000 Equity Drive, #300 Houston, TX 77041-8240 NYSE: SPN (281) 999-0047

FOR FURTHER INFORMATION CONTACT: David Dunlap, President and CEO, (281) 999-0047; Robert Taylor, CFO or Greg Rosenstein, EVP, (504) 587-7374

Superior Energy Services, Inc. Reports Third Quarter 2012 Results

Earnings of $0.59 Per Diluted Share

HOUSTON – October 24, 2012 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $93.9 million, or $0.59 per diluted share, on revenue of $1,179.7 million for the third quarter of 2012.

Non-GAAP adjusted earnings was $95.3 million, or $0.60 per diluted share, which excludes $2.3 million of pre-tax loss on the partial prepayment of the Company’s $300 million 6.875% senior notes due 2014 during the third quarter.

These results are compared with net income from continuing operations of $54.8 million, or $0.67 per diluted share, and net income of $59.6 million, or $0.73 per diluted share, on revenue of $537.0 million for the third quarter of 2011. Non-GAAP adjusted earnings from continuing operations was $51.1 million, or $0.63 per diluted share, for the third quarter of 2011.

For the nine months ended September 30, 2012, the Company’s net income from continuing operations was $306.9 million, or $2.07 per diluted share, and net income was $289.7 million, or $1.95 per diluted share, on revenue of $3,389.8 million.

For the nine months ended September 30, 2011, the Company’s net income from continuing operations was $106.1 million, or $1.31 per diluted share, and net income was $123.2 million, or $1.52 per diluted share, on revenue of $1,401.9 million.

David Dunlap, CEO of Superior, commented, “As previously announced, our results were impacted by a contracting market for U.S. land completion and intervention services, hurricane-related downtime in the Gulf of Mexico and delays on the completion of an arctic containment system for a customer in Alaska. The contraction in the U.S. land market has been at a slightly faster pace than what we predicted, which has resulted in lower utilization for services such as pressure pumping, coiled tubing and fluid management. As a result, our U.S. land revenue declined 11% from the second quarter of 2012.

“International revenue increased 7% sequentially in part due to completion tools product sales in Asia Pacific and incremental service growth in Latin America as we continue to make good progress on our international expansion efforts. We anticipate increases in international revenue growth during the fourth quarter as we commence snubbing contracts in Thailand and Saudi Arabia as well as pumping service work in Latin America.

“The income from operations as a percentage of revenue (‘operating margin’) for U.S. land completion and intervention services was at or near our expectations, while the operating margin in the Drilling and Products Services segment was at 32%, the highest margin since the fourth quarter of 2008.”

Geographic Breakdown

For the third quarter of 2012, U.S. land revenue was approximately $787.6 million, Gulf of Mexico revenue was approximately $189.4 million and international revenue was approximately $202.7 million.

Subsea and Well Enhancement Segment

Third quarter 2012 revenue in the Subsea and Well Enhancement Segment, which includes all of the legacy operations of Complete Production Services that were acquired in February 2012, was $984.8 million, as compared with $373.6 million in the third quarter of 2011 and $1,045.2 million in the second quarter of 2012, or a 6% sequential decrease.

U.S. land revenue was $702.6 million, which represents an 11% sequential decline primarily due to lower demand for pressure pumping, coiled tubing and fluid management services. Gulf of Mexico revenue increased 16% sequentially to $127.8 million primarily due to an increase in platform decommissioning services. International revenue increased 9% sequentially to $154.4 million primarily due to increased product sales of completion tools in Asia Pacific and additional service activity in Latin America.

Drilling Products and Services Segment

Third quarter 2012 revenue for the Drilling Products and Services Segment was $194.9 million, as compared with $163.5 million in the third quarter of 2011, or a 19% year-over-year improvement, and $198.2 million in the second quarter of 2012, or a 2% sequential decline.

U.S. land revenue decreased 5% sequentially to $85.0 million due to small declines in demand for premium drill pipe and bottom hole assemblies in dry gas basins. Gulf of Mexico revenue increased 1% sequentially to $61.6 million due to increased rentals of bottom hole assemblies and premium drill pipe. International revenue increased 1% to $48.3 million due to increased demand for accommodations and bottom hole assemblies.

2012 Earnings Guidance Update

The Company anticipates fourth quarter earnings from continuing operations to be in a range of $0.48 and $0.52 per diluted share, resulting in a 2012 non-GAAP adjusted earnings from continuing operations range of between $2.62 and $2.66 per diluted share.

Mr. Dunlap commented, “We anticipate the rate of activity decline in the U.S. will ease from third quarter levels as we believe the market has already absorbed the steepest reductions in customer activity and associated rig count changes. In the Gulf of Mexico, we think activity levels will experience typical seasonal declines. We believe the international momentum we are building will serve us well in the fourth quarter and beyond.”

Conference Call Information

The Company will host a conference call at 10 a.m. Central Time on Thursday, October 25, 2012. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9643. For those who cannot listen to the live call, a telephonic replay will be available through Thursday, November 8, 2012 and may be accessed by calling 303-590-3030 and using the pass code 4568469. An archive of the webcast will be available after the call for a period of 60 days at http://www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by the Company or any other person that the projected outcomes can or will be achieved.

Any forward-looking statement made in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2012 and 2011

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011 *	2012	2011 *
Revenues	$1,179,665	$537,042	$3,389,821	$1,401,932
Cost of services (exclusive of items shown separately below)	708,608	285,124	1,966,659	752,813
Depreciation, depletion, amortization and accretion	128,160	61,807	366,272	177,651
General and administrative expenses	163,458	93,813	496,998	272,243

Income from continuing operations	179,439	96,298	559,892	199,225
Other income (expense):
Interest expense, net	(28,118)	(18,894)	(88,101)	(47,309)
Loss on early extinguishment of debt	(2,294)	—	(2,294)	—
Earnings (losses) from equity-method investments, net	—	8,198	(287)	13,724
Gain on sale of equity-method investment	—	—	17,880	—

Income from continuing operations before income taxes	149,027	85,602	487,090	165,640
Income taxes	55,140	30,803	180,223	59,589

Net income from continuing operations	93,887	54,799	306,867	106,051
Income (loss) from discontinued operations, net of income tax	—	4,781	(17,207)	17,141

Net income	$93,887	$59,580	$289,660	$123,192

Basic earnings per share:
Net income from continuing operations	$0.60	$0.69	$2.09	$1.33
Income (loss) from discontinued operations	—	0.06	(0.11)	0.22

Net income	$0.60	$0.75	$1.98	$1.55

Diluted earnings per share:
Net income from continuing operations	$0.59	$0.67	$2.07	$1.31
Income (loss) from discontinued operations	—	0.06	(0.12)	0.21

Net income	$0.59	$0.73	$1.95	$1.52

Weighted average common shares used in computing earnings per share:
Basic	157,153	79,836	146,611	79,537

Diluted	158,576	81,254	148,369	81,125

*	As adjusted for discontinued operations

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

(in thousands)

	9/30/2012	12/31/2011
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$79,086	$80,274
Accounts receivable, net	1,129,714	540,602
Deferred income taxes	31,306	—
Prepaid expenses	102,206	34,037
Inventory and other current assets	180,197	228,309
Available-for-sale securities	20,321	—

Total current assets	1,542,830	883,222

Property, plant and equipment, net	3,163,273	1,507,368
Goodwill	2,528,312	581,379
Notes receivable	44,129	73,568
Equity-method investments	—	72,472
Intangible and other long-term assets, net	511,074	930,136

Total assets	$7,789,618	$4,048,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$268,812	$178,645
Accrued expenses	360,647	197,574
Income taxes payable	148,857	717
Deferred income taxes	—	831
Current portion of decommissioning liabilities	—	14,956
Current maturities of long-term debt	20,000	810

Total current liabilities	798,316	393,533

Deferred income taxes	727,034	297,458
Decommissioning liabilities	91,012	108,220
Long-term debt, net	1,909,416	1,685,087
Other long-term liabilities	114,771	110,248
Total stockholders’ equity	4,149,069	1,453,599

Total liabilities and stockholders’ equity	$7,789,618	$4,048,145

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED SEPTEMBER 30, 2012, JUNE 30, 2012 AND SEPTEMBER 30, 2011(1)

(Unaudited)

(in thousands)

	Three months ended,
	September 30, 2012	June 30, 2012	September 30, 2011
Revenue
Subsea and Well Enhancement	$984,783	$1,045,169	$373,586
Drilling Products and Services	194,882	198,150	163,456

Total Revenues	$1,179,665	$1,243,319	$537,042

	September 30, 2012	June 30, 2012	September 30, 2011
Gross Profit (2)
Subsea and Well Enhancement	$338,134	$400,370	$147,000
Drilling Products and Services	132,923	131,665	104,918

Total Gross Profit	$471,057	$532,035	$251,918

	September 30, 2012	June 30, 2012	September 30, 2011
Income from Continuing Operations
Subsea and Well Enhancement	$116,680	$179,692	$53,458
Drilling Products and Services	62,759	59,308	42,840

Total Income from Operations	$179,439	$239,000	$96,298

(1)	Adjusted for discontinued operations.
(2)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

NON-GAAP RECONCILIATION

We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company provides non-GAAP adjusted net income and non-GAAP adjusted earnings per share because certain items are customarily excluded by analysts in published estimates and management believes, for purposes of comparability to financial performance in other periods and to evaluate the Company’s trends, that it is appropriate for these items to be excluded. Management uses adjusted net income and adjusted diluted earnings per share to evaluate the Company’s operational trends and historical performance on a consistent basis. The adjusted amounts are not measures of financial performance under GAAP.

A reconciliation of net income, the GAAP measure most directly comparable to non-GAAP adjusted earnings and non-GAAP adjusted earnings per share, is below. In making any comparisons to other companies, investors need to be aware that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.

Reconciliation of Net Income from Continuing Operations

to Non-GAAP Adjusted Net Income from Continuing Operations and Earnings per Share

For the three months ended September 30, 2012 and 2011

(in thousands, except earnings per share amounts)

	Three months ended
	September 30,
	2012	2011
Net income from continuing operations as reported	$93,887	$54,799
Pre-tax adjustments:
Loss on early extinguishment of debt	2,294	—
Equity -method investments' hedging activities	—	(5,786)

Total pre-tax adjustments	2,294	(5,786)
Income tax effect of adjustments	(849)	2,083

Non -GAAP adjusted net income from continuing operations	$95,332	$51,096

Non -GAAP adjusted diluted earnings per share	$0.60	$0.63

Weighted average common shares used in computingdiluted earnings per share	158,576	81,254